Exhibit 5.1
Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California 92626
714.513.5100 main
714.513.5130 fax
www.sheppardmullin.com
August 3, 2017

The Ensign Group, Inc.
27101 Puerta Real, Suite 450
Mission Viejo, CA 92691

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as special counsel to The Ensign Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 6,881,269 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), reserved for issuance pursuant to the Company’s 2017 Omnibus Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
We have reviewed the Company’s charter documents and the records of the corporate proceedings taken by the Company with respect to the establishment and subsequent amendments of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have relied upon certificates of officers of the Company and government officials as to certain factual matters in connection with this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.
Based upon and subject to the foregoing, and the qualifications and limitations set forth below, it is our opinion that, if, as and when the Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate stock certificates therefor properly executed and delivered or, in the case of uncertificated shares, an appropriate notation made by the transfer agent in the Company’s stock transfer books and records) pursuant to the provisions of the Plan and the relevant award agreements duly authorized in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.
This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Shares issuable under the Plan.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP